Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS AND DECLARES $0.72 QUARTERLY DIVIDEND

Purchase, New York, February 11, 2015 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and full year ended December 31, 2014.

Highlights:

•
TAL reported Adjusted pre-tax income of $5.81 per fully diluted common share for the year ended December 31, 2014, a decrease of 9.4% from 2013. TAL reported leasing revenues of $594.0 million for the year ending December 31, 2014, an increase of 4.2% from 2013.

•
TAL reported Adjusted pre-tax income of $1.48 per fully diluted common share for the fourth quarter of 2014, a decrease of 2.6% from the fourth quarter of 2013. TAL reported leasing revenues of $154.0 million for the fourth quarter of 2014, an increase of 4.5% from the fourth quarter of 2013.

•	TAL continued to achieve outstanding operational performance. Utilization averaged 98.1% for the fourth quarter of 2014 and averaged 97.6% for the full year.

•	TAL announced a quarterly dividend of $0.72 per share payable on March 24, 2015 to shareholders of record as of March 3, 2015.

•
TAL completed the stock repurchase plan that it implemented on September 1, 2014 under its stock repurchase program. Since September 1, 2014, TAL repurchased 900,000 shares of its stock at an average price of $41.95. As of February 10, 2015, there were 88,157 shares authorized for purchase under TAL's stock repurchase program.

•
On February 11, 2015, TAL's Board of Directors authorized a new share repurchase program of up to 3 million of its outstanding shares. These shares augment the remaining 88,157 shares authorized for purchase under TAL's existing stock repurchase program. Repurchases will be made from time to time at TAL's discretion, based on ongoing assessments of the capital needs of the business, the market price of TAL's common stock and general market and other conditions. No time limit was set for the completion of the repurchase program.

Financial Results

The following table depicts TAL’s selected key financial information for the fourth quarter and full year ended December 31, 2014 and 2013 (dollars in millions, except per share data):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Adjusted pre-tax income(1)	$49.5	$51.5	(3.9%)	$195.5	$215.9	(9.4%)
Adjusted pre-tax income(1) per share	$1.48	$1.52	(2.6%)	$5.81	$6.41	(9.4%)
Leasing revenues	$154.0	$147.4	4.5%	$594.0	$569.9	4.2%
Adjusted EBITDA(1)	$148.4	$142.9	3.8%	$577.1	$572.2	0.9%
Adjusted net income(1)	$32.4	$33.5	(3.3%)	$128.0	$140.0	(8.6%)
Adjusted net income(1) per share	$0.97	$0.99	(2.0%)	$3.80	$4.15	(8.4%)
Net income	$32.1	$33.1	(3.0%)	$124.0	$143.2	(13.4%)
Net income per share	$0.96	$0.98	(2.0%)	$3.68	$4.25	(13.4%)
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Operating Performance

“We are very pleased that 2014 was another solid year for TAL," commented Brian M. Sondey, President and CEO of TAL International. "We generated Adjusted pre-tax income of $195.5 million in 2014, representing $5.81 per share. TAL also grew leasing revenue over 4.2% from 2013, and continued to achieve a high level of returns. In 2014, we generated an Adjusted pre-tax return on tangible equity(1) of 19.9%.”

“Our solid profitability and excellent returns continued to be driven by very high container utilization. Our utilization averaged 97.6% in 2014, and finished the year at 98.1%. Our utilization currently stands at 98.0%. Demand for leased containers was strong in 2014. Trade volumes generally outperformed our customers’ expectations, and the market share shift from owned to leased containers continued. Our utilization was also supported by our high quality lease portfolio. As of December 31, 2014, 76.9% of our containers on-hire were under long-term or finance leases, with an average remaining duration of 41 months assuming no leases are renewed.”

“While we continued to achieve solid operating and financial performance, our Adjusted pre-tax income per share decreased 9.4% from 2013 to 2014. The decrease in our earnings in 2014 primarily reflected a decrease in our disposal gains. Our average used container selling prices in 2014 were down nearly 23% from 2013, reflecting the ongoing moderation of used container sale prices from the extreme peak levels reached in 2011. Our disposal gains also continue to be impacted by the shift in the mix of our disposals from original TAL containers to containers acquired from our customers through sale-leaseback transactions. There are relatively few original TAL containers currently reaching sale age due to our low level of procurement in the late 1990’s and early 2000’s, and we have supplemented our older fleet with sale-leaseback containers. These containers typically have been acquired for prices higher than the net book values of similarly-aged original TAL containers.”

“Our profitability in 2014 was also negatively impacted by very low market lease rates. New container prices have decreased significantly over the last few years, and long-term interest rates remain exceptionally low. Low-cost financing for leasing companies also remains widely available and continues to fuel aggressive competition for every deal. The low market lease rates limited the profitability of our new investments in 2014 and increased the rate pressure we faced as we renegotiated expiring leases and remarketed containers that had been returned to us. In 2014, our average lease rates for dry containers decreased 5.8% from 2013, excluding the impact of sale-leaseback transactions, and our average lease rates for refrigerated containers decreased 4.2%. We were able to offset some of this lease rate pressure by taking advantage of low interest rates to refinance existing borrowing facilities and lower the cost of our debt while at the same time extending the duration of our fixed interest rates. We lowered our average effective interest rate to 3.69% in 2014 from 4.01% in 2013, increased the average duration of our fixed interest rates to 68 months, and increased the portion of our debt with fixed interest rates to 90% as of year-end.”

“We passed on an unusually large number of lease opportunities in 2014 due to pricing and lease structuring concerns. But we also continued to actively invest in our fleet to ensure we remain our core customers’ supplier of choice and to take advantage of the reasonable lease transactions that came to us due to our extensive supply capability, strong reputation for reliability and deep customer relationships. We purchased over $638 million of containers for delivery in 2014.”

Outlook

Mr. Sondey continued, “As we begin 2015, we see a mix of positive and negative market factors, and we expect our operating performance to continue to reflect a combination of high utilization and decreasing average lease rates.”

“The supply and demand balance for containers remains favorable. Utilization for the leasing industry is high overall, and depot inventories for leasing companies are low in key Asian export locations. We also expect container leasing to continue to take share from ownership as many customers remain cautious about purchasing large volumes of new containers and continue to be interested in concluding sale-leaseback transactions for older containers in their fleets. Market forecasters also expect trade volume to be solid in 2015. Alphaliners, for example, is projecting container throughput to increase 5.4% in 2015.”

“On the other hand, we expect that we will continue to face very low market lease rates. Steel prices in China have decreased roughly 15% over the last few months, which will likely lead to further decreases in new container prices. Long-term interest rates remain exceptionally low, and we continue to see aggressive competition for every leasing transaction. Used container sale prices are also likely to drift lower if new container prices decrease further.”

“In 2015, we will also start to face the expiration of high rate leases that were originated from 2010 through 2012, and we expect the decrease in our average portfolio lease rates to accelerate. The bulk of expirations for leases covering our 2010-2012 containers stretch through 2019, and we will continue to face lease rate and profitability pressure through this period if market lease rates remain low. It will also be more difficult to offset the profitability impact of decreasing lease rates by lowering our average borrowing costs since our average effective interest rate is now approaching the current market level.”

“The first quarter is typically our weakest quarter of the year since it represents the slow season for our dry container product line. In addition, the first quarter has the fewest number of days, which reduces our per diem revenue, and we typically incur extra expenses in the first quarter from share grants. As a result of these factors, we expect our Adjusted pre-tax income to decrease from the fourth quarter of 2014 to the first quarter of 2015. After the first quarter, we expect improving seasonality and ongoing fleet growth will offset much of the pressure caused by decreasing average lease rates. For the full year, we expect our Adjusted pre-tax income in 2015 will decrease from our 2014 level, but we also expect our profitability will remain strong and expect to continue to generate attractive returns that are at the upper end of our industry.”

Dividend

TAL’s Board of Directors has approved and declared a $0.72 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 24, 2015 to shareholders of record at the close of business on March 3, 2015. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Stock Buyback Program

On February 11, 2015, TAL's Board of Directors authorized a new share repurchase program of up to 3 million of its outstanding shares. These shares augment the remaining 88,157 shares authorized for purchase under TAL's existing stock repurchase program. Repurchases will be made in the future at TAL's discretion, based on ongoing assessments of the capital needs of the business, the market price of TAL's common stock and general market and other conditions. No time limit was set for the completion of the repurchase program.

Mr. Sondey concluded, “Investing in our container fleet to support our customers and build our franchise remains our top cash flow priority, and we continue to view our dividend as the primary means by which we share our strong cash flow with our shareholders. However, our fleet growth was constrained in 2014 due to the difficult investment environment, and we viewed share repurchases as an attractive use of excess cash flow. We repurchased 900,000 shares since September 1, 2014, and we will consider repurchasing additional shares in the future if, among other things, investment returns and our fleet growth remained constrained.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 12, 2015 to discuss its fourth quarter and full year results. An archive of the Webcast will be available one hour after the live call through Friday, March 27, 2015. To access the live Webcast or archive, please visit the Company’s website at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,372,000 containers and related equipment representing approximately 2,250,000 twenty-foot equivalent units (TEUs). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

John Burns
Senior Vice President and Chief Financial Officer
Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are outlined in the attached schedules.

Please see Financial Tables below for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2014	December 31, 2013
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $1,055,864 and $910,713	$3,674,031	$3,414,904
Net investment in finance leases, net of allowances of $1,056 and $1,057	219,872	257,176
Equipment held for sale	59,861	58,042
Revenue earning assets	3,953,764	3,730,122
Unrestricted cash and cash equivalents	79,132	68,875
Restricted cash	35,649	29,126
Accounts receivable, net of allowances of $978 and $948	85,681	74,174
Goodwill	74,523	74,523
Deferred financing costs	32,937	29,087
Other assets	11,400	11,898
Fair value of derivative instruments	1,898	27,491
Total assets	$4,274,984	$4,045,296
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$88,336	$112,268
Fair value of derivative instruments	10,394	1,900
Accounts payable and other accrued expenses	57,877	63,022
Net deferred income tax liability	411,007	358,255
Debt	3,040,842	2,817,933
Total liabilities	3,608,456	3,353,378
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,006,283 and 36,858,778 shares issued respectively	37	37
Treasury stock, at cost, 3,829,928 and 3,011,843 shares	(71,917)	(37,535)
Additional paid-in capital	504,891	498,854
Accumulated earnings	246,766	220,492
Accumulated other comprehensive (loss) income	(13,249)	10,070
Total stockholders' equity	666,528	691,918
Total liabilities and stockholders' equity	$4,274,984	$4,045,296

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Leasing revenues:
Operating leases	$149,346	$142,288	$573,778	$552,640
Finance leases	4,237	4,610	18,355	14,728
Other revenues	409	541	1,873	2,485
Total leasing revenues	153,992	147,439	594,006	569,853

Equipment trading revenues	11,410	8,953	56,436	73,004
Equipment trading expenses	(9,796)	(7,644)	(49,246)	(62,726)
Trading margin	1,614	1,309	7,190	10,278

Net (gain) on sale of leasing equipment	560	4,171	6,987	26,751

Operating expenses:
Depreciation and amortization	59,515	53,603	224,753	205,073
Direct operating expenses	7,840	8,108	33,076	27,142
Administrative expenses	11,122	11,247	45,399	44,197
Provision for doubtful accounts	154	1,068	212	2,827
Total operating expenses	78,631	74,026	303,440	279,239
Operating income	77,535	78,893	304,743	327,643
Other expenses:
Interest and debt expense	28,063	27,434	109,265	111,725
Write-off of deferred financing costs	120	1,422	5,192	4,000
Net loss (gain) on interest rate swaps	370	(822)	780	(8,947)
Total other expenses	28,553	28,034	115,237	106,778
Income before income taxes	48,982	50,859	189,506	220,865
Income tax expense	16,927	17,750	65,461	77,699
Net income	$32,055	$33,109	$124,045	$143,166
Net income per common share—Basic	$0.97	$0.99	$3.70	$4.28
Net income per common share—Diluted	$0.96	$0.98	$3.68	$4.25
Cash dividends paid per common share	$0.72	$0.70	$2.88	$2.68
Weighted average number of common shares outstanding—Basic	33,110	33,491	33,482	33,483
Dilutive stock options and restricted stock	228	265	182	211
Weighted average number of common shares outstanding—Diluted	33,338	33,756	33,664	33,694

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$124,045	$143,166	$130,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224,753	205,073	193,466
Amortization of deferred financing costs	7,729	7,260	5,827
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	2,479	3,020	3,290
Net (gain) on sale of leasing equipment	(6,987)	(26,751)	(44,509)
Net loss (gain) on interest rate swaps	780	(8,947)	2,469
Write-off of deferred financing costs	5,192	4,000	—
Deferred income taxes	65,461	77,699	70,428
Stock compensation charge	5,984	5,216	3,706
Changes in operating assets and liabilities:
Net equipment (purchased) sold for resale activity	(6,671)	(11,186)	7,832
Net realized loss on interest rate swaps terminated prior to their contractual maturities	(4,953)	(24,235)	(49,124)
Accounts receivable	(11,507)	(2,811)	(14,872)
Net (deferred revenue)	(4,462)	(1,572)	(9,048)
Accounts payable and other accrued expenses	(720)	(3,982)	3,145
Income taxes payable	67	(220)	(119)
Other assets	(2,383)	958	7,587
Net cash provided by operating activities	398,807	366,688	310,210
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(670,529)	(660,492)	(831,826)
Proceeds from sale of equipment, net of selling costs	165,990	140,724	133,367
Cash collections on finance lease receivables, net of income earned	47,607	39,470	35,326
Other	(253)	84	219
Net cash (used in) investing activities	(457,185)	(480,214)	(662,914)
Cash flows from financing activities:
Purchases of treasury stock	(34,382)	—	—
Stock options exercised, related activity, and excess tax benefits from stock compensation	(234)	(235)	(2,930)
Financing fees paid under debt facilities	(16,702)	(13,897)	(8,249)
Borrowings under debt facilities and proceeds under capital lease obligations	1,828,545	1,206,735	672,404
Payments under debt facilities and capital lease obligations	(1,605,666)	(993,011)	(304,094)
(Increase) decrease in restricted cash	(6,523)	6,711	(1,371)
Common stock dividends paid	(96,403)	(89,745)	(78,090)
Net cash provided by financing activities	68,635	116,558	277,670
Net increase in unrestricted cash and cash equivalents	$10,257	$3,032	$(75,034)
Unrestricted cash and cash equivalents, beginning of period	68,875	65,843	140,877
Unrestricted cash and cash equivalents, end of period	$79,132	$68,875	$65,843
Supplemental disclosures:
Interest paid	$99,895	$101,535	$104,834
Income taxes (refunded) paid	$(67)	$225	$(147)
Supplemental non-cash investing activities:
Accrued and unpaid purchases of equipment	$88,336	$112,268	$111,176

The following table sets forth TAL’s equipment fleet utilization(2) as of and for the quarter and year ended December 31, 2014:

Average and Ending Utilization for the Quarter Ended December 31, 2014
Average Utilization	Ending Utilization
98.1%	98.1%

(2)	Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of December 31, 2014 (in units, TEUs and cost equivalent units, or “CEUs”):

	December 31, 2014
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,174,154	15,553	1,189,707	1,901,299	27,183	1,928,482
Refrigerated	64,977	33	65,010	123,288	54	123,342
Special	55,388	792	56,180	100,680	1,385	102,065
Tank	9,282	—	9,282	9,282	—	9,282
Chassis	19,116	—	19,116	33,877	—	33,877
Equipment leasing fleet	1,322,917	16,378	1,339,295	2,168,426	28,622	2,197,048
Equipment trading fleet	32,448	—	32,448	52,571	—	52,571
Total	1,355,365	16,378	1,371,743	2,220,997	28,622	2,249,619
Percentage	98.8%	1.2%	100.0%	98.7%	1.3%	100.0%

	December 31, 2014
	Equipment Fleet in CEUs
	Owned	Managed	Total
Operating leases	2,451,007	24,511	2,475,518
Finance leases	196,712	825	197,537
Equipment trading fleet	105,229	0	105,229
Total	2,752,948	25,336	2,778,284
Percentage	99.1%	0.9%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income", "Adjusted net income", and "Adjusted pre-tax return on tangible equity" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

Adjusted pre-tax return on tangible equity is defined as the current quarter's Annualized adjusted pre-tax income divided by the average adjusted tangible equity. Adjusted tangible equity is defined as total stockholders' equity plus net deferred income tax liability and the net fair value of derivative instruments less goodwill.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2014 and 2013. We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and twelve months ended December 31, 2014 and 2013.

We have also provided a reconciliation of Adjusted pre-tax return on tangible equity in the tables below for the current quarter.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income	$32,055	$33,109	$124,045	$143,166
Add:
Depreciation and amortization	59,515	53,603	224,753	205,073
Interest and debt expense	28,063	27,434	109,265	111,725
Write-off of deferred financing costs	120	1,422	5,192	4,000
Income tax expense	16,927	17,750	65,461	77,699
EBITDA	136,680	133,318	528,716	541,663
Add:
Net loss (gain) on interest rate swaps	370	(822)	780	(8,947)
Principal payments on finance lease	11,338	10,387	47,607	39,470
Adjusted EBITDA	$148,388	$142,883	$577,103	$572,186

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Income before income taxes	$48,982	$50,859	$189,506	$220,865
Add:
Write-off of deferred financing costs	120	1,422	5,192	4,000
Net loss (gain) on interest rate swaps	370	(822)	780	(8,947)
Adjusted pre-tax income	$49,472	$51,459	$195,478	$215,918
Adjusted pre-tax income per fully diluted common share	$1.48	$1.52	$5.81	$6.41
Weighted average number of common shares outstanding—Diluted	33,338	33,756	33,664	33,694

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income	$32,055	$33,109	$124,045	$143,166
Add:
Write-off of deferred financing costs, net of tax(a)	78	921	3,398	2,592
Net loss (gain) on interest rate swaps, net of tax(a)	242	(537)	511	(5,799)
Adjusted net income(a)	$32,375	$33,493	$127,954	$139,959
Adjusted net income per fully diluted common share	$0.97	$0.99	$3.80	$4.15
Weighted average number of common shares outstanding—Diluted	33,338	33,756	33,664	33,694

(a) The differences between Adjusted net income and reported net income in the twelve months ended December 31, 2014 and 2013 were due to net losses and gains on non-designated interest rate swaps, and the write-off of deferred financing costs. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL's lease portfolio.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Return on Tangible Equity (Dollars in Thousands)
	Balance as of December 31, 2014	Balance as of December 31, 2013
Total stockholders' equity	$666,528	$691,918
Net deferred income tax liability	411,007	358,255
Net fair value of derivative instruments liability (asset)	8,496	(25,591)
Goodwill	(74,523)	(74,523)
Total adjusted tangible equity	$1,011,508	$950,059
Average adjusted tangible equity(a)	$980,784
Adjusted pre-tax income	$195,478
Adjusted pre-tax return on tangible equity	19.9%

(a) Calculated by taking the average of the current year's and the prior year's ending total adjusted tangible equity.